Wintrust Financial Corporation
                727 North Bank Lane, Lake Forest, Illinois 60045




FOR IMMEDIATE RELEASE
- ---------------------
September 17, 1999


FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President/CEO - Wintrust Financial Corporation, (847) 615-4096 David A. Dykstra, CFO - Wintrust Financial Corporation, (847) 615-4096
John Leopold, President/CEO - Tricom, Inc., (414) 410-2200


                    WINTRUST FINANCIAL CORPORATION ANNOUNCES
                    ----------------------------------------
                         PLANS TO ACQUIRE TRICOM, INC.
                         -----------------------------

         LAKE FOREST, ILLINOIS - Wintrust Financial Corporation (Wintrust) (Nasdaq: WTFC) announced the signing of an agreement to purchase 100% of the common stock of ten year old, Milwaukee-based Tricom, Inc. (Tricom), a financial and administrative service bureau to the staffing industry.

         Tricom   provides   short-term   accounts   receivable   financing  and
value-added out-sourced administrative services, such as data processing of payrolls, billing and bookkeeping services, to clients in the temporary staffing industry. Tricom currently has clients located nationally that provide temporary staffing services to a diversified client base. On an annualized basis, it currently finances and processes payrolls with associated billings in excess of $200 million and generates revenues of nearly $7 million. Historically, Tricom has had minimal credit losses associated with its business.

         The proposed acquisition will, by virtue of the funding resources of Wintrust, provide Tricom with additional capital needed to expand its lending services in a national market. Tricom revenue is derived primarily from interest income from lending activities and fee revenue from administrative services provided to its clients. The acquisition is consistent with Wintrust's stated strategy of adding a variety of diversified earning asset and fee-based business niches to augment its community-based banking revenues.

          "This acquisition is anticipated to be accretive by at least $0.08 per diluted common share in the first full year subsequent to the closing date, and accretive by at least $0.14 per diluted common share if the transaction is evaluated based on cash basis EPS," stated Edward J. Wehmer, President and CEO of Wintrust. "This transaction is a win/win for both companies. We believe we are acquiring a company with outstanding growth and profit potential, as well as a dedicated management team. All of the senior officers have agreed to stay on and manage the operations of Tricom. We are very excited about this new relationship."

         "The staffing industry continues to enjoy double digit expansion even though unemployment is at record lows," said John Leopold, President and Founder of Tricom. "The Wintrust relationship will make new financial and management resources available that will allow us to offer services into segments of the staffing industry previously unavailable to us. It also should position us to service other targeted industries similar to staffing that could benefit from our focused financial and administrative expertise. We have been expanding our service capacity over the past two years in anticipation of accomplishing this type of business combination. We are very excited about our future," Leopold added. Leopold will continue as president of Tricom after the consummation of the transaction.

         The purchase price will be comprised of part cash and part stock, including the issuance of approximately 228,000 shares of Wintrust Financial Corporation Common Stock. The transaction will be recorded using the purchase method of accounting, is subject to regulatory approval and is expected to close in October 1999.

         Tricom is planned to operate as a subsidiary of Hinsdale Bank and Trust Company, a wholly-owned Wintrust subsidiary. Hinsdale Bank and Trust Company is a state chartered, Federal Reserve member commercial bank. It provides depository, lending, safe deposit and other general banking services.

         Wintrust is a financial services holding company whose common stock is traded on the Nasdaq Stock Market(R) under the ticker symbol "WTFC". Its six suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in high income retail markets -- Lake Forest Bank and Trust Company, Hinsdale Bank and Trust Company, North Shore Community Bank and Trust Company in Wilmette, Libertyville

Bank and Trust Company, Barrington Bank and Trust Company, N.A., and Crystal Lake Bank and Trust Company, N.A.. The banks also operate facilities in Lake Bluff, Glencoe, Winnetka, Clarendon Hills and Western Springs, Illinois. The Company's finance subsidiary, First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Wintrust Asset Management Company, N.A., a trust and investment subsidiary, allows Wintrust to service customers' trust and investment needs at each banking location. Currently, Wintrust operates a total of 23 banking offices and is in the process of constructing one additional branch facility. All of the Company's banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.

                           Forward-Looking Information
                           ---------------------------

         This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to anticipated financing and payroll processing volumes, revenue, as well as profitability and earnings per share estimates. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, unanticipated changes in interest rates that negatively impact new financing growth, competition and the related pricing of accounts receivable financing products, future events that may cause unforeseen loan losses, slower than anticipated development and growth of Tricom's business, unforeseen difficulties in integrating the acquisition, unforeseen changes in the temporary staffing industry, difficulties in adapting successfully to technological changes as needed to compete effectively in the marketplace, effectiveness of the Company's and its vendors' preparedness efforts towards processing date sensitive data associated with the Year 2000, and the ability to attract and retain experienced key management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.


                                      # # #